For Immediate Release

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Jordan M. Darrow
Chief Financial Officer	Darrow Associates, Inc.
631-694-9555	631-367-1866
invest@misonix.com	jdarrow@darrowir.com

MISONIX ANNOUNCED TODAY THAT IT HAS ENTERED INTO AN

AGREEMENT WITH USHIFU

FARMINGDALE, NY, — March 4, 2008 — Misonix, Inc. (Nasdaq: MSON), a developer of minimally invasive ultrasonic medical device technology for the treatment of cancer and other chronic health conditions, announced today that it has entered into an Agreement with USHIFU, LLC (“USHIFU”). Pursuant to the terms of the Agreement, Misonix will sell its equity position in Focus Surgery, Inc. (“FSI” or “Focus”) to USHIFU and be paid the full amount of the present debt owed to Misonix by FSI. USHIFU, based in Charlotte, North Carolina, presently distributes the Sonablate®500 product for the treatment of prostate cancer in South America, Central America, Mexico, the Caribbean and Canada. USHIFU is also working with Focus on the completion of a Premarket Approval from the Food and Drug Administration (“FDA”) for the Sonablate® 500 (“SB500”) in the United States.

Focus Surgery, based in Indianapolis, Indiana, is in the business of developing medical devices using High Intensity Focused Ultrasound (“HIFU”) and has developed the Sonablate® 500 System for the treatment of prostate cancer. Misonix manufactures the SB500 for Focus Surgery.

Upon the closing of the transaction, anticipated to be within the next 120 days, Misonix will receive approximately $1.5 million at closing for the value of its equity and a partial repayment of debt. Misonix will then receive the remainder of its debt, approximately $650,000 plus interest, within eighteen months of the closing. Misonix will retain all of its present rights, including its present manufacturing rights for the Sonablate® 500, as well as its distribution rights for the treatment of prostate cancer in the European Union and Eastern Europe. Misonix will also retain its worldwide rights to use the FSI-HIFU technology for the treatment of kidney, liver and breast tissue.

Michael A. McManus, President and Chief Executive Officer of Misonix, said “We have enjoyed our relationship with FSI and the professional people we have been working with. FSI is an important developer of HIFU technology and will continue to work on the approval of the SB500 for prostate cancer in the U.S. We will maintain all of our present rights to this technology and continue to work with FSI. USHIFU has the rights to distribute the Sonablate® 500 in all of the Americas and will continue to pursue approval from the FDA for the sale of the Sonablate® 500 in the United States.”

“We have determined that it is in the best interest of Misonix to take advantage of this opportunity to liquidate its investment in Focus Surgery. As a result of this transaction, we will raise cash and eliminate any need to provide future funding to Focus Surgery. It is very important to recognize that upon the completion of the transaction, Misonix will maintain all of its present rights to manufacture the SB500 for Focus, to distribute the SB500 for prostate cancer in Europe and Eastern Europe and to utilize all of the Focus technology to develop, market and sell products using the HIFU technology throughout the world in the treatment of kidney, liver and breast tissue.”

“The proceeds from this transaction will be used to accelerate the development of our HIFU products, continue the more direct marketing and sales by Misonix of its own products with its own brand throughout the world, and to continue our presently existing development of new HIFU probes, transducers and products.”

“As you know, we are already designing and producing our probes to treat kidney tissue. Procedures using this technology in the kidney are continuing to be successful at Oxford University in the United Kingdom and at the University of Vienna in Austria. Misonix is the first company to receive 510K approval for a minimally invasive procedure using HIFU in the U.S. to treat kidney tissue.

“Our investments in FSI for both equity and debt were totally written down in 2001 as a result of both the debt and equity being deemed impaired. Under the impairment treatment, the equity and debt have been carried on our balance sheet at zero value since 2001, therefore this amount will be totally incremental to earnings. Additionally, since in 2001 we were not certain of any capital gain offset, we established a tax valuation reserve which will also be partially reversed at closing. Upon the closing, we will realize approximately $1,500,000 in non-recurring income or approximately $.21 per share.

“We are very pleased with the opportunity to work with FSI and USHIFU on the continued development of HIFU technology. We have agreed that the new developments made independently by Misonix will be available to USHIFU in the prostate market. USHIFU will allow Misonix to use all of its new developments in HIFU for the kidney, liver and breast markets.

We believe that this transaction is important for Misonix in that it enables us to raise cash, recover our debt and maintain all of our rights to the FSI-HIFU technology. Our engineering and development professionals at Misonix will continue to work to produce additional products and to ensure that Misonix remains a world leader in the development and sales of products using this important new technology.”

About Misonix:

Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures, and markets, therapeutic ultrasonic medical devices, and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually, Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

# # #

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with intentional sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.